Exhibit 10.1

Paul Arena Chief Executive Officer paul.arena@augme.com Office: 212.710.9350 Mobile: 404.915.8449

August 12, 2010

VIA EMAIL
philrapp1@yahoo.com

Mr. Phillip Rapp, Jr.
4360 Kensington High
Naples, FL 34105

Re: Offer of Employment

Dear Mr. Rapp:

As we discussed, Augme Technologies, Inc., a Delaware Corporation with a principal place of business at 43 West 24th Street Suite 11B, New York, NY 10010  (the “Company”), is pleased to offer you full-time ‘at-will’ employment in the position of Chief Operating Officer.   If you agree to the terms outlined herein, your employment will commence August 12, 2010 (“Employment Start Date”), and you will receive an initial annual salary of one hundred and fifty thousand dollars ($150,000.00).  Further, you will receive a $3,000 per month expense reimbursement for living costs.

In addition, subject to your continuous employment with the Company, you will be granted options to purchase five hundred thousand (500,000) shares of the common stock of the Company (the “Common Stock”) with an exercise price equal to the greater of (a) $1.30 per share or (b) the fair market value of the Common Stock as of the Date of Grant (which shall be the date of Board approval).  Any such stock options are subject to the terms of the Company’s standard non-qualified stock option agreement and approval by the Board of Directors of the Company and may be adjusted in the event of any stock split, stock dividend, recapitalization or other similar event.  Subject to your continuous employment with the Company through such dates, any such options granted will vest annually over a three-year period commencing on the Date of Grant (1/3 vesting per year on each anniversary of the Date of Grant, with acceleration language), and such option grant shall have a five (5) year term.

In addition to the above salary and stock options, you will be eligible to receive certain performance-based bonuses, (the “Bonus”), subject to your attainment of the performance targets, (the “Target(s)”) identified below as determined by the Company.  Your Bonus opportunities will be determined based upon the extent to which you achieve Targets, as follows:

43 W 24th Street, Suite 11B, New York, New York 10010
www.augme.com

o	at 100% achievement of the Target of $5 million in Company gross revenues, your Bonus opportunity will be fifty thousand dollars ($50,000.00); and

o	at 100% achievement of the Target of a second $5 million in Company gross revenues, your Bonus opportunity will be an additional fifty thousand dollars ($50,000.00)

Any payment made pursuant to the above Performance Bonus arrangements will be made in accordance with the Company’s standard payroll practices and procedures following the conclusion of the Company’s fiscal year-end. Any decision or judgment regarding your right and/or entitlement to a Bonus under the above-referenced arrangements, including your satisfaction of Targets, will be made by the Company in the sole discretion of the Company’s management.

During your employment with the Company you will be entitled to all then-current customary employee benefits, subject to plan or program eligibility requirements.  The Company reserves the right to change or rescind its benefit plans and programs and the Company may, in its discretion, alter employee contribution levels.  At present, Company benefits include, among other things, fifteen (15) days paid vacation per year and certain other permitted leaves as described more fully in the Company’s Employee Handbook.  Your vacation days and any other permitted leaves will be pro rated based on the actual months of your employment during the year.  The Company also currently maintains a medical insurance plan with respect to which you will be provided appropriate information and enrollment documents.

This offer of employment is contingent upon your execution and delivery of certain Company documents, including the Company’s standard Confidentiality & Non-solicitation Agreement, Computer Users’ Responsibilities and Security Agreement, Employee Handbook and Code of Ethics. The Company’s Employee Handbook and Code of Ethics describe Company rules and policies that govern your conduct as an employee of the Company.

Although we anticipate that your employment with us will be mutually satisfactory, your employment with the Company will be "at will."  This means that you may resign from the Company at any time with or without cause, and, likewise, the Company has the right to terminate your employment at any time with or without cause.  Neither this letter nor any other communication, either written or oral, received by you from the Company, its predecessors, or its agents or affiliates constitutes or should be construed as a contract of employment, unless (1) it is signed by both you and an authorized Executive of the Company, and (2) the agreement expressly provides that it is an employment contract.

We hope that you will elect to accept this offer of employment.  To signify your understanding and acceptance of the terms, please sign and return two copies to the Company.  By signing this letter, you acknowledge that no one at the Company has made any promise or other representation to you concerning your employment with the Company, other than as expressly set forth herein.

43 W 24th Street, Suite 11B, New York, New York 10010
www.augme.com

On behalf of the Augme team, welcome aboard!  We all are looking forward to a mutually beneficial relationship.

Sincerely,

/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer
Augme Technologies, Inc.

Accepted:

/s/ Phillip Rapp, Jr.___________
Phillip Rapp, Jr.

Date:  _____________________

43 W 24th Street, Suite 11B, New York, New York 10010
www.augme.com